EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) has been made and entered into as of the 8th day of July, 2008, between CHATTEM, INC., a Tennessee corporation (“Company”) and ZAN GUERRY (“Executive”).

WITNESSETH

WHEREAS, the Executive currently serves as a key employee of the Company and his services and knowledge with respect to the Company and its business strategies and operations are critical to maintaining the Company’s position in its industry against its competitors;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to secure the Executive’s continued services, and in the event of his departure, the Executive’s agreement to not compete with the Company for a period sufficient to allow stability  to the Company in its business strategies and operations.

WHEREAS, the Company and the Executive previously entered into an Employment Agreement dated August 1, 2000;

WHEREAS, the Company desires to amend and restate the Employment Agreement to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to make certain other beneficial changes; and

WHEREAS, the Executive is willing to agree to the changes set forth herein in exchange for the specified additional benefits provided hereunder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Company and Executive agree as follows:

1.    Stated Term.  This Employment Agreement shall be deemed to have commenced on August 1, 2000, and unless it is terminated earlier in the manner provided below in this Agreement, shall continue for a term of three years and upon each anniversary date of this Agreement shall be deemed to automatically renew for a new three year term from such anniversary date.  Not later than each anniversary date of this Agreement, either party shall have the right to provide written notice of their intention to have the Agreement expire at the end of the then-pending three year term period without automatic renewal.

2.    Duties.  During the term of employment set forth in this Agreement, Company shall employ Executive, and Executive shall serve, as Chairman of the Board and

Chief Executive Officer, or in such other similar positions as may be assigned by the Company’s Board of Directors.  Executive shall perform faithfully the duties assigned to Executive by the Board of Directors of Company pursuant to this Agreement to the best of Executive’s ability and shall devote substantially all of Executive’s business time and attention to Company’s business.

3.    Salary.  Company shall pay to Executive a salary at the rate of $_________ per annum in equal monthly installments or on whatever basis the Company pays other executives.  The Compensation Committee of the Board of Directors of the Company shall at least annually evaluate and establish a base salary for Executive for the upcoming year in an amount determined to be appropriate by the Compensation Committee.

4.    Incentive Compensation.  Executive shall be entitled to participate in the Company’s annual incentive compensation plan and any other plans subsequently adopted by the Company and shall be eligible to receive grants of stock options pursuant to the terms of the Company’s stock option plans established for its executives as approved by the Compensation Committee of the Board of Directors from time to time.

5.    Withholding of Taxes.  Any payments to Executive, to the estate of Executive, or to the designated beneficiary or beneficiaries of Executive pursuant to the terms of this Agreement shall be reduced by such amounts as are required to be withheld under all present and future federal, state and local tax laws and regulations and other laws and regulations.

6.    Benefits.  During the term of employment hereunder, Executive shall be entitled, to the extent Executive is otherwise eligible, to participate fully in all benefits provided by Company for its employees generally, including, but not limited to, any retirement plans, life, health, and long-term disability insurance maintained from time to time by Company.  Executive shall also  receive an allowance for the use of an automobile for the duration of this Agreement and such other perquisites as may be established by the Company from time to time for its executives.

7.    Expense Allowance.  Executive is authorized to incur, or to cause Company to incur, reasonable expenses in connection with the performance of Executive’s duties hereunder.  Company shall reimburse Executive for all such expenses upon the presentation by Executive from time to time of an itemized account of such expenditures.

8.    Vacation.  Executive shall be entitled to paid vacation days each year in such amounts as may be permitted under the Company’s vacation policies generally.  The timing of Executive’s vacation shall be scheduled in a reasonable manner by Company and the Executive.

9.    Termination Before Expiration of Stated Term.  The Executive’s employment pursuant to this Agreement shall terminate prior to the expiration of its stated term upon the first to occur of the following:

(a)           The voluntary resignation of Executive.

(b)           Executive’s death.

(c)           Executive’s permanent disability.  The term “permanent disability” shall mean physical or mental incapacity of a nature which has prevented or will prevent Executive, in the sole judgment of the Board of Directors of the Company, from performing on a full-time basis each of the material duties of Executive for a period of 12 consecutive weeks or 24 weeks within any period of 12 consecutive months.

(d)           Executive’s employment being terminated by Company for cause.  Termination “for cause” shall be limited solely to termination because of Executive’s indictment or conviction for a felony or other crime involving substantial moral turpitude, alcoholism, drug addiction or the gross, active misfeasance of the Executive with regard to his duties with the Company.  Termination for cause shall occur immediately upon delivery to Executive of a notice of such action by Company, which notice shall specify the ground for such termination.

(e)           Executive’s employment being terminated by Company without cause.  Termination “without cause” shall mean termination of employment on any basis other than by expiration of the stated term, voluntary resignation, death, permanent disability, or termination for cause, provided that, voluntary resignation when the Company constructively discharges the Executive shall also be deemed termination without cause. “Constructively Discharges” shall mean changes the location of Executive’s principal place of employment from Chattanooga, Tennessee, or reduces the Executive’s status, duties, responsibilities or direct or indirect compensation, (including future increases commensurate with those given other managers of the Company), or so alters the style or philosophy of the conduct of the Company’s business, in the opinion of the Executive, as to cause it to be undesirable to the Executive to remain in the employ of the Company.

10.    Duties of Executive on Termination.  Upon the termination of his employment under this Agreement, Executive shall immediately return any and all property of Company in the possession of Executive, including, without limitation, all documents, contracts, financial information and records.

11.    Compensation Payable to Executive on Termination.  The rights of Executive to compensation upon termination of employment are as follows:

(a)           In the case of the expiration of the stated term of the Agreement, Company shall pay to Executive any salary and bonus accrued to the date of expiration of the Agreement.

(b)           In the case of the death of Executive, Company shall pay to Executive’s beneficiary or beneficiaries designated in writing to Company, or to Executive’s estate in the absence or lapse of such designation, the salary, as in effect at the date of

Executive’s death, through the last day of the month in which death occurred and any accrued bonus as of the last day of the month in which death occurred.

(c)           In the case of the permanent disability of Executive, Company shall pay to Executive the salary, as in effect at the date of Executive’s permanent disability, through the last day of the month in which such permanent disability is determined and any accrued bonus as of the last day of the month in which such permanent disability occurred.

(d)           If Executive’s employment is terminated for cause, Company’s only obligation to Executive shall be payment of the salary accrued on the date on which such termination occurs.

(e)           If Executive’s employment is terminated as a result of a voluntary resignation, Executive shall be entitled to continuing monthly payments of 75 percent of Executive’s monthly base salary at the time of termination payable during the period of non-competition provided in Section 13 below.

(f)           If Executive’s employment is terminated without cause, including voluntary resignation when the Company constructively discharges the Executive, the Executive shall be entitled to receive (i) continuing monthly payments equal to 75 percent of Executive’s monthly base salary at the time of termination payable during the period of non-competition provided in Section 13 below, and (ii) a lump sum payment equal to 25 percent of the Executive’s monthly base salary at the time of termination multiplied by the number of months remaining under the three year term of the Agreement as liquidated damages for the early termination of this Agreement, provided, however, that such amount shall be proportionately refunded to the Company by the Executive to the extent the Executive is successful during the remainder of the stated term of the Agreement in securing employment in a comparable executive position with another employer in Chattanooga, Tennessee, with a base salary at least equal to the base salary of Executive upon termination of employment.  In addition, the Company shall continue to provide the health, medical and life insurance benefits as set forth in Section 12 below.

(g)           Notwithstanding the foregoing subsections (e) and (f), in the event the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder as of the date of termination of employment, the severance payments under subsections (e) or (f), as the case may be, shall accrue during the first six (6) months after the date of termination of employment and be paid on the first day of the seventh (7th) month after the date of termination of employment as required by Section 409A, or, if earlier, the date of death of the Executive.  Thereafter, subsequent severance payments shall be made in the time and manner set forth in subsection (e) or (f).

12.    Continuation of Benefits.  If the Executive’s employment is terminated as set forth in Section 11(f) above, the Company shall continue to provide health, medical and life insurance in accordance with the following rules:

A.           General Rule.  If Executive’s employment is terminated as set forth in Section 11(f) above and Executive timely elects COBRA coverage under the provisions of Section 4980B of the Code in connection with Executive’s termination of employment, the Company shall reimburse Executive for the COBRA coverage premiums Executive pays each month to purchase such coverage from the Company for Executive and, if so elected, for Executive’s eligible dependents, and the reimbursement for one month shall be made no later than the end of the immediately following month; provided, however, such reimbursement shall be made for no more than the greater of (1) the balance of the remaining term of employment under this Agreement, or (2) 24 months, of COBRA coverage (the “Coverage Period”).

B.           Special Rules.

(i).           COBRA Coverage Expires.  If Executive’s COBRA coverage expires in less than the Coverage Period and Executive elects before the expiration of such COBRA coverage to continue to purchase from the Company coverage identical to COBRA coverage under this Section 12.B(i) at 100% of the then COBRA coverage premium, Executive may purchase such coverage until the total number of months of coverage Executive has purchased under Section 12.A and  this Section 12.B(i) equals the Coverage Period.  The Company shall reimburse Executive for such premiums, and the reimbursement for premiums paid for one month shall be made no later than the end of the following month.

(ii).           Additional Coverage.  If Executive elects before the expiration of Executive’s coverage under Section 12.A or Section 12.B(i), whichever comes last, to continue to purchase from the Company coverage identical to COBRA coverage under this Section 12.B(ii), Executive may purchase such coverage at Executive’s expense at 100% of the then COBRA coverage premium for a period which shall not exceed 18 additional months, provided Executive pays such premiums at the same time and in the same manner as the Company then requires for premium payments to purchase COBRA coverage.

C.           Life Insurance.  In addition, if Executive’s employment is terminated as set forth in Section 11(f) above, the Company shall reimburse Executive for life insurance premiums Executive pays each month to purchase life insurance coverage at substantially the same level of benefits as the Executive has at the date of termination of employment, and the reimbursement for one month shall be made no later than the end of the immediately following month.  Such payments shall continue through the greater of (1) the balance of the remaining term of employment under this Agreement, or (2) 24 months.  Notwithstanding the foregoing, in the event the Executive is a “specified employee” within the meaning of Section 409A of the Code and the regulations thereunder as of the date of termination of employment, the reimbursements under this subsection 12C shall accrue during the first six (6) months after the date of termination of employment and be paid on the first day of the seventh (7th) month after the date of termination of employment as required by Section 409A, or, if earlier, the date of death of the Executive.  Thereafter, subsequent reimbursements shall be made in the time and manner set forth in this subsection 12C.

13.    Non-Compete.  Executive covenants and agrees that Executive will not, at any time during the term of this Agreement and, in the event of termination for cause, termination upon voluntary resignation, or termination without cause, for a period of 18 months following such termination of employment, accept compensation or anything of value from, nor offer or provide any services, including consulting services, to any person, company, partnership, joint venture or other entity in a capacity involving, in whole or in part, over-the-counter drugs, functional toiletries or dietary supplements which are competitive with the products of Company marketed and sold during the term of this Agreement up through the date of termination of employment with annual sales for the Company’s most recently completed fiscal year in excess of $10 million. This provision applies only to entities selling the above specified products in competition with the Company through food, drug or mass merchandiser channels of distribution in the United States.

14.    Confidentiality Obligations.  The Executive agrees to maintain all confidential information and trade secrets obtained during the course of his employment with the Company as confidential and to disclose the same to no one, other than in the furtherance of the Company’s business in the normal course or to a fellow employee with a reasonable need to know, unless the Executive can demonstrate by documentary evidence that such information was (1) known to him prior to his employment with the Company; (2) subsequently became part of the public domain through no fault of his own; or (3) was subsequently disclosed to him by a third party not in violation of any obligation of confidentiality and non-use with the Company.  The Executive agrees to maintain such confidential information and trade secrets as confidential during the term of this Agreement and, for confidential information for a period of 18 months thereafter and, for trade secrets for so long as the information remains a trade secret.  It is agreed that, for purposes of this Agreement, the term “confidential information” shall mean any and all information relative to the Company which is unpublished or not readily available to the general public, and the term “trade secrets” means information, without regard to form, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, persons other than the Company who can obtain economic value from its disclosure or use, and is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy.

15.    Injunction.  Executive expressly recognizes that any breach of the provisions of this Agreement is likely to result in irreparable injury to Company and that monetary damages may not adequately compensate Company for such breach.  Therefore, Executive agrees that Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction not only to obtain damages for any breach of this Agreement, but also to enforce the specific performance of this Agreement by Executive and to enjoin Executive from activities in violation of this Agreement.  Further, Executive agrees that any breach of the provisions of this Agreement shall automatically toll and suspend the period of restraint for the amount of time that the breach continues.

16.    Attorney Fees and Other Costs.  If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, Company shall be entitled to recover reasonable attorney fees as well as court costs and all expenses not taxable as court costs.  This remedy shall include, without limitation, all such fees, costs and expenses incident to appeals.

17.    No Waiver of Breaches.  The failure of a party to require the performance of a provision of this Agreement shall not constitute a waiver of a subsequent breach or nullify the effect of such provision.

18.    Governing Law.  This Agreement shall be construed in accordance with the laws of Tennessee.  Executive and the Company agree that any proceeding arising out of or in connection with this Agreement may be brought in the courts of Hamilton County, Tennessee, and Executive and the Company waive, to the fullest extent permitted by applicable law, any objection either may have to the appropriate venue of such court in any such proceeding.

19.    Notices.  Any notice required or permitted herein shall be in writing and shall be mailed, postage prepaid, or sent by overnight courier, properly addressed to the other party at the address set forth below, subject to change by written notice of either party to the other:

Company:

Chattem, Inc.
1715 West 38th Street
Chattanooga, TN 37409
Attention:  President

Executive:

Mr. Zan Guerry
503 Holly Hill Road
Lookout Mountain TN  37350

Any notice shall be considered given when deposited in the U.S. Mail or delivered to an overnight courier.

20.    Survival of Obligations.  All covenants, agreements, representations and warranties made herein or otherwise made in writing by either party to this Agreement shall survive the execution and delivery of this Agreement and the performance of the services contemplated hereby.

21.    Severability.  If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.  If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

22.    Entire Agreement.  This Agreement and the Severance Agreement dated simultaneously herewith constitute the full and complete understanding and agreement of the parties with respect to the employment of Executive by Company and supersede all prior understandings and agreements regarding Executive’s employment.  This Agreement may be modified only by a written instrument executed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CHATTEM, INC. By:___________________________ Title:__________________________ ______________________________ Zan Guerry